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                                                                   EXHIBIT 10.51

                  [LETTERHEAD OF FRAZIER/KING MEDIA HOLDING]



Ed Frazier

December 17, 1996



Pat Downs
NTN Communications
2121 Palomar Airport Road
Suite 305
Carlsbad, CA 92008


Dear Pat,

     Frazier/King Media would like to make the following proposal to NTN for the development of local advertising sales.

OBJECTIVE:
---------

     To develop a model for local advertising sales. This model would deliver enough local income per location to allow us to offset the cost of NTN service. This will lead to expanded distribution and improved revenues.

PROJECT ONE:
-----------

     Consultation with the staff in San Diego concerning the sale of advertising and the local opportunities, avails, and operational issues. Develop a financial analysis of the advertising business for both national and local advertising.

PROJECT TWO:
-----------

     Consultation with marketing and development staff. Develop the proper brand position and identity of the NTN system in a way that potential advertisers can identify with the programming. This will include the development of simple, appropriate advertising sales materials.
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Pat Downs
December 17, 1996
Page 2


PROJECT THREE:
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     Construction of a rate card and structure will be needed to present sales opportunities. In addition to the rate card, a binding sales agreement for advertisers will be developed. We will identify a test market with the highest potential for success.

PROJECT FOUR:
------------

     Field test the sales process in the selected market. This project will last 90 days and be extended depending upon the results.

PROJECT FIVE:
------------

     Review the results and develop a recommendation for NTN's consideration as to the best long term marketing approach for local advertising sales. The approaches explored will be independent rep firm, multiple local rep firms, or in house sales organization.

TERM OF ENGAGEMENT:
------------------

     -    One year for final completion.
     -    First four projects will be in place in the field in 90 days.
     -    The engagement budget would be $100,000 for the one year period.
     - The project would begin with an initial payment of $40,000 paid upon agreement.
     -    Additional monthly installments paid over the term of the project.
     -    All expenses paid by NTN.

     I believe this is a very valuable possibility for NTN and could dramatically change the scope and reach of our hospitality network. I hope you are as excited about the prospects as I am. Please let me know when we should get started. Gary Wendt will be working on this project with us as the project account executive.
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Pat Downs
December 17, 1996
Page 3


     Please let me know if you would like for us to proceed.

                         Sincerely,



                         /s/ Ed Frazier
                         Frazier/King Media